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                                                                     EXHIBIT 3.1



                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         DSL ENTERTAINMENT GROUP, INC.


     The undersigned certifies that:

     1.   He is the president and the secretary of DSL Entertainment Group, Inc.

     2. The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

                                       I

     The name of this corporation is Team Communications Group, Inc.

                                       II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     A.   Capital Stock.

                    This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 20,000,000 of which 18,000,000 shares shall be Common Stock and 2,000,000 shares shall be Preferred Stock. All Common and Preferred shares shall have no par value.

     B.   Preferred Stock.

                    The Preferred Stock may be divided into such number of
               series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.




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     C.   Common Stock.

                    Upon the filing of these Amended and Restated Articles of
               Incorporation, each outstanding share of Common Stock is hereby converted into 0.439 share of Common Stock. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected by the preceding sentence, the corporation shall pay any shareholder that would otherwise receive a fractional share, cash equal to the fair value of such fraction.

                                       IV

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V

     The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 2,672,525. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.


Date: January 21, 1997                  /s/  DREW S. LEVIN
                                        ------------------------------
                                             Drew S. Levin, President


Date: January 21, 1997                  /s/  DREW S. LEVIN
                                        ------------------------------
                                             Drew S. Levin, Secretary





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                            CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                        Team Communications Group, Inc.


     The undersigned, Drew S. Levin, the Chairman of the Board and Chief Executive Officer, and Timothy Hill, the Secretary, of Team Communications Group, Inc., a corporation duly organized and existing under the laws of the State of California (the "Company"), do hereby certify:

     1. That they are the Chairman of the Board and Chief Executive Officer and Secretary, respectively, of the Company.

     2. Article III A of the Company's Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

     "A.  Capital Stock.

               This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 50,000,000 of which 40,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock. All shares of Common and Preferred Stock shall have no par value.

     3. The foregoing amendment of the Company's Amended and Restated Articles of Incorporation has been duly approved by the board of directors of the Company.

     4. The foregoing amendment of the Company's Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. There are no outstanding shares of Preferred Stock. The total number of outstanding shares of Common Stock of the corporation is 3,468,860. The number of shares voting in favor of the amendment was 2,680,178 shares, which amount equals or exceeds the vote required. The percentage vote required was more than 50%.



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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our knowledge.




                                        /s/ DREW S. LEVIN
                                        --------------------------------------
                                        Drew S. Levin, Chairman of the Board
                                        and Chief Executive Officer



                                        /s/ TIMOTHY HILL
                                        --------------------------------------
                                        Timothy Hill, Secretary



Dated: As of June 11, 1999





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